Exhibit 21

                                  SUBSIDIARIES

I.    100% owned subsidiaries of Horizon Telcom, Inc.:
      A. The Chillicothe Telephone Company, an Ohio corporation.
      B. Horizon Services, Inc., an Ohio corporation.
      C. Horizon Technologies., an Ohio corporation.

II.   Horizon Telcom, Inc. is a majority owner of:
      A. Horizon PCS, Inc., a Delaware corporation, Horizon PCS, Inc. owns 100% of:

            1. Horizon Personal Communications, Inc., an Ohio corporation.
            2. Bright Personal Communications Services, LLC, an Ohio limited liability company.